Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 143 to the registration statement of Investment Trust on Form N-1A ("Registration Statement") of our report dated November 24, 2003 relating to the financial statements and financial highlights which appear in the September 30, 2003 Annual Report to Shareholders of the Scudder Growth and Income Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" "Independent Accountants/Auditors and Reports to Shareholders", "Independent Auditor and Reports to Shareholders" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 27, 2004